Exhibit 23.1

Independent Auditors’ Consent

We consent to the incorporation by reference in Registration Statements No. 333-75307, No. 333-63128, No. 333-123813, No. 333-134162, No. 333-140848, No. 333-167602 and No. 333-180970 on Form S-8 of our report dated April 27, 2012, relating to the combined financial statements of the ITW Finishing Group (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the basis for the preparation of the combined financial statements), appearing in the Current Report on Form 8-K/A of Graco Inc. dated June 18, 2012.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

June 18, 2012